Exhibit 4.2

W. R. BERKLEY CORPORATION

TO

THE BANK OF NEW YORK MELLON, Trustee

FIRST SUPPLEMENTAL INDENTURE TO

SUBORDINATED INDENTURE DATED MARCH 1, 2016

(SUBORDINATED DEBT SECURITIES)

Dated as of March 1, 2016

5.900% Subordinated Debentures due 2056

ARTICLE IV MISCELLANEOUS PROVISIONS	18

Section 4.1. TRUSTEE NOT RESPONSIBLE FOR RECITALS	18
Section 4.2. PAYMENT OF EXPENSES UPON RESIGNATION OR REMOVAL	18
Section 4.3. ADOPTION, RATIFICATION AND CONFIRMATION	18
Section 4.4. COUNTERPARTS	18
Section 4.5. GOVERNING LAW	18

W. R. BERKLEY CORPORATION

FIRST SUPPLEMENTAL INDENTURE TO

SUBORDINATED INDENTURE DATED MARCH 1, 2016

(SUBORDINATED DEBT SECURITIES)

$110,000,000

5.900% Subordinated Debentures due 2056

FIRST SUPPLEMENTAL INDENTURE, dated as of March 1, 2016, between W. R. BERKLEY CORPORATION, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as Trustee (the “Trustee”).

RECITALS

The Company has heretofore executed and delivered to the Trustee an indenture for subordinated debt securities, dated as of March 1, 2016 (the “Base Indenture”), providing for the issuance from time to time of series of the Company’s Securities.

Section 3.1 of the Base Indenture provides for various matters with respect to any series of Securities issued under the Indenture to be established in an indenture supplemental to the Indenture.

Section 9.1(4) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Indenture to establish the form or terms of Securities of any series as provided by Sections 2.1 and 3.1 of the Base Indenture.

The Company desires to execute this First Supplemental Indenture pursuant to Section 2.1 of the Base Indenture to establish the form, and pursuant to Section 3.1 of the Base Indenture to provide for the issuance, of a series of its subordinated debt securities designated as its 5.900% Subordinated Debentures due 2056 (the “Debentures”), in an initial aggregate principal amount of $110,000,000 (or up to $115,000,000 aggregate principal amount if the Underwriters exercise the remaining portion of their overallotment option to purchase additional Debentures granted pursuant to the Underwriting Agreement in full). The Debentures are a series of the Company’s Securities as referred to in Section 3.1 of the Base Indenture.

All acts and requirements necessary to make this First Supplemental Indenture a legal, valid and binding obligation of the Company have been done.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the issuance of the series of Securities provided for herein, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Securities of such series, as follows:

ARTICLE I

APPLICATION OF FIRST SUPPLEMENTAL INDENTURE; DEFINITIONS

Section 1.1. APPLICATION OF FIRST SUPPLEMENTAL INDENTURE. Notwithstanding any other provision of this First Supplemental Indenture, all provisions of this First Supplemental Indenture are expressly and solely for the benefit of the Holders of the Debentures and any such provisions shall not be deemed to apply to any other Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Debentures. Unless otherwise expressly specified, references in this First Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this First Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document.

Section 1.2. DEFINITIONS. For purposes of this First Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture, as amended hereby.

For the benefit of the Holders of the Debentures, Section 1.1 of the Base Indenture shall be amended by adding the following new definitions:

“Base Indenture” has the meaning specified in the recitals hereto.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing a new issue of corporate debt securities maturing on March 1, 2021.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Debentures” has the meaning specified in the recitals hereto.

“Depository” has the meaning specified in Section 2.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Global Debenture” has the meaning specified in Section 2.2.

“Indebtedness for Money Borrowed” shall mean (a) any obligation of, or any obligation guaranteed by, the Company for which the Company is responsible or liable as obligor or otherwise including principal, premium and interest (whether accruing before or after filing of any petition in bankruptcy or any similar proceedings by or against the Company and whether or not allowed as a claim in bankruptcy or similar proceedings) for (i) indebtedness for money borrowed, (ii) indebtedness evidenced by securities, bonds, debentures, notes or other similar written instruments, (iii) any deferred obligation for the payment of the purchase price or conditional sale obligation of property or assets acquired other than in the ordinary course of business, (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction, (v) all obligations under “keep-well” agreements required by insurance regulators or (vi) any obligation referred to in (i) through (v) above of other Persons secured by any lien on any property or asset of the Company and (b) all indebtedness for obligations to make payment in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts (including future or options contracts), swap agreements, cap agreements, repurchase and reverse repurchase agreements and similar arrangements, whether outstanding on March 1, 2016 or thereafter created, assumed or incurred.

“Indebtedness Ranking Junior to the Debentures” shall mean any Indebtedness for Money Borrowed, whether outstanding on March 1, 2016 or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the Debentures (and any Indebtedness Ranking on a Parity with the Debentures) in right of payment upon any dissolution, winding-up, liquidation, reorganization, or similar events of the Company. The securing of any Indebtedness for Money Borrowed, otherwise constituting Indebtedness Ranking Junior to the Debentures, shall not be deemed to prevent such Indebtedness for Money Borrowed from constituting Indebtedness Ranking Junior to the Debentures.

“Indebtedness Ranking on a Parity with the Debentures” shall mean (a) the outstanding 5.625% Subordinated Debentures due 2053 issued by the Company and (b) Indebtedness for Money Borrowed, whether outstanding on March 1, 2016 or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the Debentures in right of payment upon dissolution, winding-up, liquidation, reorganization, or similar events of the Company. The securing of any Indebtedness for Money Borrowed, otherwise constituting Indebtedness Ranking on a Parity with the Debentures, shall not be deemed to prevent such Indebtedness for Money Borrowed from constituting Indebtedness Ranking on a Parity with the Debentures.

“Independent Investment Banker” means one of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, and their respective successors, appointed by the Company or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“interest,” when used with respect to the Debentures, includes interest accruing on the Debentures, interest on deferred interest payments and other unpaid amounts and compounded interest, as applicable and in each case to the extent permitted by applicable law.

“Interest Payment Date” means each March 1, June 1, September 1 and December 1, beginning June 1, 2016.

“Junior Subordinated Payment” has the meaning specified in Section 3.4.

“Optional Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company defers interest pursuant to Section 2.8 and ending on the earlier of (i) the fifth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the Debentures.

“Proceeding” has the meaning specified in Section 3.4.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act that then publishes a rating for the Company (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Debentures, which amendment, clarification or change results in (a) the shortening of the length of time the Debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time the Debentures would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Debentures; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Debentures.

“Reference Treasury Dealer” means each of (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and a Primary Treasury Dealer (as defined below) selected by Wells Fargo Securities, LLC, and their respective successors; and (ii) one other primary U.S. government securities dealer (each, a “Primary Treasury Dealer”) specified by the Company; provided that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any date of redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such date of redemption.

“Senior Indebtedness” shall mean all Indebtedness for Money Borrowed, whether outstanding on March 1, 2016 or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Debentures or Indebtedness Ranking Junior to the Debentures, and any deferrals, renewals or extension of such Senior Indebtedness.

“Tax Event” means that the Company will have received an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:

(a) amendment to, or change in (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;

(b) official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in clause (a) above, by any court, governmental agency or regulatory authority; or

(c) threatened challenge asserted in connection with an audit of the Company, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against the Company or becomes publicly known on or after March 1, 2016, there is more than an insubstantial increase in the risk that interest accruable or payable by the Company on the Debentures is not, or will not be, deductible by the Company in whole or in part, for United States federal income tax purposes.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Underwriters” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC.

“Underwriting Agreement” means the Underwriting Agreement, dated February 23, 2016, entered into by the Company and the Underwriters in connection with the sale of the Debentures.

ARTICLE II

THE SERIES OF DEBENTURES

Section 2.1. TITLE. There shall be a series of Securities designated the “5.900% Subordinated Debentures due 2056.”

Section 2.2. GLOBAL FORM. The Debentures shall be issued initially in the form of fully registered global Securities (the “Global Debentures”) in substantially the form attached as EXHIBIT A hereto, which shall be deposited on behalf of the purchasers of the Debentures represented thereby with The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company, authenticated by the Trustee.

Section 2.3. LIMITATION ON AGGREGATE PRINCIPAL AMOUNT. The aggregate principal amount of the Debentures shall initially be limited to $110,000,000 (or up to $115,000,000 aggregate principal amount if the Underwriters exercise the remaining portion of their overallotment option to purchase additional Debentures granted pursuant to the Underwriting Agreement in full) (except for Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures of such series pursuant to Section 3.4, Section 3.5, Section 3.6, Section 9.5 or Section 11.7 of the Base Indenture). The Company may, without notice to or consent of the Holders of the Debentures, issue additional Securities having the same interest rate, maturity date and other terms as described in the related prospectus supplement and prospectus; provided, that the additional Securities are fungible with the Debentures for United States federal income tax purposes. Any additional Securities, together with the Debentures offered by the related prospectus supplement, will constitute a single series of Securities under the Indenture. No additional Securities may be issued if an Event of Default under the Indenture has occurred and is continuing with respect to the Securities.

Section 2.4. REGISTRAR, PAYING AGENT AND PLACE OF PAYMENT. The Company initially appoints the Trustee as Registrar and Paying Agent for the Debentures and the Corporate Trust Office of the Trustee be and hereby is designated as the Place of Payment where the Debentures may be presented or surrendered for payment, where the Debentures may be surrendered for registration of transfer or exchange and where notices and demand to or upon the Company in respect of the Debentures and the Indenture.

Section 2.5. PRINCIPAL PAYMENT DATE. The principal amount of the Debentures outstanding (together with any accrued and unpaid interest) shall be payable in a single installment on March 1, 2056, which date shall be the Maturity of the Debentures Outstanding.

Section 2.6. INTEREST AND INTEREST RATES. The rate at which the Debentures shall bear interest shall be 5.900% per annum; the date from which interest shall accrue on the Debentures shall be March 1, 2016, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Debentures shall be March 1, June 1, September and December 1 of each year, beginning June 1, 2016; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the Debenture (or predecessor Debenture) is registered (which shall initially be the Depository) at the close of business on the Regular Record Date for such interest, which shall be February 15, May 15, August 15 and November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. However, interest paid on the Maturity Date or a Redemption Date will be payable to the Person to whom the principal will be payable. Interest shall be computed on the basis of a 360 day year comprised of twelve 30-day months. For so long as the Debentures are represented in global form by one or more Global Securities, all payments of principal (and premium, if any) and interest and Additional Amounts shall be made by wire transfer of immediately available funds to the Depository or its nominee, as the case may be, as the registered owner of the Global Debenture representing such Debentures. In the event that definitive Debentures shall have been issued, all payments of principal (and premium, if any) and interest and Additional Amounts shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided, that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Debenture.

Section 2.7. SINKING FUND. The Company has no obligation to redeem or purchase any Debentures pursuant to any sinking fund or analogous requirement or upon the happening of a specified event or at the option of a Holder thereof.

Section 2.8. OPTION TO DEFER INTEREST PAYMENTS. (a) So long as no Event of Default with respect to the Debentures has occurred and is continuing, the Company shall have the right, at any time and from time to time, to defer the payment of interest on the Debentures for one or more Optional Deferral Periods of up to five consecutive years, provided that no Optional Deferral Period shall extend beyond March 1, 2056, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the Debentures.

(b) During any Optional Deferral Period, interest shall continue to accrue on the Debentures, and deferred interest payments shall accrue additional interest at the same rate, compounded quarterly as of each Interest Payment Date to the extent permitted by applicable law. No interest otherwise due during an Optional Deferral Period shall be due and payable on the Debentures until the end of such Optional Deferral Period except upon an acceleration or redemption of the Debentures during such deferral period.

(c) At the end of any Optional Deferral Period, the Company shall pay all deferred interest (including compounded interest thereon) on the Debentures to the Persons in whose names the Debentures are registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Optional Deferral Period.

(d) At the end of five years following the commencement of any Optional Deferral Period, the Company shall pay all accrued and unpaid deferred interest, including compounded interest thereon. If, at the end of any Optional Deferral Period, the Company shall have paid all deferred interest due on the Debentures, including compounded interest, the Company may again defer interest payments on the Debentures pursuant to this Section 2.8.

(e) The Company shall give written notice of its election to commence or continue any Optional Deferral Period to the Trustee and the Holders of the Debentures at least one Business Day and not more than 60 Business Days before the next Interest Payment Date.

Section 2.9. REDEMPTION AT THE OPTION OF THE COMPANY. The provisions of Article 11 of the Base Indenture, as supplemented by the provisions of this First Supplemental Indenture, shall apply to the Debentures.

The Company may redeem the Debentures in increments of $25 principal amount:

(a) in whole at any time, or in part from time to time, on or after March 1, 2021, at a Redemption Price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the Redemption Date; provided that if the Debentures are not redeemed in whole, at least $25 million aggregate principal amount of the Debentures must remain Outstanding after giving effect to such redemption;

(b) in whole, but not in part, at any time prior to March 1, 2021, within 90 days of the occurrence of a Tax Event, at a Redemption Price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the Redemption Date; or

(c) in whole, but not in part, at any time prior to March 1, 2021, within 90 days of the occurrence of a Rating Agency Event, at a Redemption Price equal to the greater of (i) 100% of their principal amount or (ii) the present value of a payment on March 1, 2021 in an amount equal to their outstanding principal amount and scheduled payments of interest that would have accrued on the Debentures to be redeemed from the Redemption Date to March 1, 2021, discounted to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, in each case, plus any accrued and unpaid interest (including compounded interest, if any) to but excluding the Redemption Date.

Section 2.10. PAYMENT RESTRICTIONS DURING A DEFERRAL PERIOD. After the commencement of an Optional Deferral Period and until the Company has paid all accrued and unpaid interest on the Debentures, the Company shall not, and shall not permit any Subsidiary to:

(a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any Capital Stock of the Company,

(b) make any payment of principal, interest or premium on or repay, repurchase or redeem any Indebtedness Ranking on a Parity with the Debentures or Indebtedness Ranking Junior to the Debentures, or

(c) make any guarantee payments with respect to any guarantee by the Company of any securities of any Subsidiary if such guarantee ranks pari passu with or junior in right of payment to the Debentures;

other than:

(i) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, Capital Stock of the Company where the dividend stock or stock issuable upon exercise of such options, warrants or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock,

(ii) any declaration of a dividend in connection with the implementation of a stockholder’s rights plan, or the issuance of Capital Stock of the Company under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,

(iii) as a result of a reclassification of any series or class of Capital Stock of the Company or the exchange or conversion of one class or series of Capital Stock of the Company for or into another class or series of Capital Stock of the Company,

(iv) the purchase of fractional interests in shares of Capital Stock of the Company pursuant to an acquisition or the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged,

(v) purchases or acquisitions of shares of Capital Stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of directors, officers, agents, consultants or employees of the Company or satisfaction by the Company of its obligations under any dividend reinvestment plan of the Company or director, officer, agent, consultant or employee stock purchase plans of the Company,

(vi) any exchange, redemption or conversion of any class or series of Capital Stock of the Company, or the Capital Stock of a Subsidiary, for any other class or series of Capital Stock of the Company, or of any class or series of Indebtedness for Borrowed Money for any class or series of Capital Stock of the Company,

(vii) purchases or acquisitions of shares of Capital Stock of the Company in connection with satisfaction by the Company of its obligations under any contract or security entered into before commencement of the Optional Deferral Period, and

(viii) (x) payment of current or deferred interest on Indebtedness Ranking on a Parity with the Debentures made pro rata to the amounts due on the Debentures and all other Indebtedness Ranking on a Parity with the Debentures and (y) payment of principal or current or deferred interest on the Company’s Indebtedness Ranking on a Parity with the Debentures that, if not made, would cause the Company to breach the terms of the instrument governing such Indebtedness Ranking on a Parity with the Debentures.

Section 2.11. EVENTS OF DEFAULT. (a) Clauses (1) through (6) of Section 5.1 and Section 5.2, in its entirety, of the Base Indenture shall not apply to the Debentures. Clauses (7) and (8) of Section 5.1 of the Base Indenture shall apply to the Debentures.

(b) If an Event of Default specified in Clause (7) or (8) of Section 5.1 of the Base Indenture occurs, the principal amount of all the Debentures shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

(c) The Trustee shall provide to the Holders of the Debentures notice of any Event of Default or default with respect to the Debentures within 90 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or default. However, except in the case of a default in payment on the Debentures, the Trustee will be protected in withholding the notice if one of its Responsible Officers determines that withholding of the notice is in the interest of such Holders.

(d) The Trustee shall have no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of any Holders of the Debentures pursuant to the Indenture in connection with any default, unless such remedies are available under the Indenture and the Trustee is directed to exercise such remedies pursuant to and subject to the conditions of Section 5.12 of the Base Indenture, provided, however, that this provision shall not affect the rights of the Trustee with respect to any Events of Default as set forth in clause (b) of this Section 2.11 that may occur with respect to the Debentures. In connection with any such exercise of remedies the Trustee shall be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such default were an Event of Default.

(e) For purposes of this Section 2.11, the term “default” means any of the following events:

(i) default in the payment of interest, including compounded interest, in full on any Debentures for a period of 30 days after the conclusion of a five-year period following the commencement of any Optional Deferral Period if such Optional Deferral Period has not ended prior to the conclusion of such five-year period;

(ii) default in the payment of principal of or premium, if any, on the Debentures when due; or

(iii) default in the observance or performance of any covenant or agreement contained in the Indenture or the Debentures.

Section 2.12. TAX TREATMENT. Each Holder of the Debentures will, by accepting the Debentures or a beneficial interest therein, be deemed to have agreed that the Holder intends that the Debentures constitute indebtedness and will treat the debentures as indebtedness for all United States federal, state and local tax purposes.

Section 2.13. DEFEASANCE AND COVENANT DEFEASANCE. The Company has elected to have both Section 4.2(2) (relating to defeasance) and Section 4.2(3) of the Base Indenture (relating to covenant defeasance) applied to the Debentures.

Section 2.14. DETERMINATION OF VOTING RIGHTS; CONDUCT AND ADJOURNMENT OF MEETINGS. With respect to the Debentures, clause (3) of Section 15.5 of the Base Indenture will be deleted and will be replaced in its entirety with the following:

“(3) At any meeting, each Holder of a Security of such series or proxy shall be entitled to one vote for each $25 principal amount of Securities of such series held or represented by him; provided, however, that no vote shall be cast or counted at any meeting in respect of any Security challenged as not Outstanding and ruled by the chairman of the meeting to be not Outstanding. The chairman of the meeting shall have no right to vote, except as a Holder of a Security of such series or proxy.”

Section 2.15. ADDITIONAL AMOUNTS. With respect to the Debentures, Section 10.4 of the Base Indenture will be deleted and will be replaced in its entirety with the following, which will be applicable to the Debentures:

“All payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the Securities of any series or any Coupon appertaining thereto shall be made without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of a jurisdiction (a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (i) the laws (or any regulations or ruling promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, the Company shall, subject to certain limitations and exceptions set forth below, pay to the Holder of any such

Security or any Coupon appertaining thereto such Additional Amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such Holder, after such withholding or deduction, shall not be less than the amount provided for in such Security, any Coupons appertaining thereto and this Indenture to be then due and payable; provided, however, that the Company shall not be required to make payment of such Additional Amounts for or on account of:

(1) any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such Holder: (A) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such Security; (B) presented such Security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such Security could not have been presented for payment elsewhere; or (C) presented such Security more than thirty (30) days after the date on which the payment in respect of such Security first became due and payable or provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amounts if it had presented such Security for payment on any day within such period of thirty (30) days;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of such Security to comply with any reasonable request by the Company addressed to the Holder within 90 days of such request (A) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(4) any combination of items (1), (2) and (3);

nor shall Additional Amounts be paid with respect to any payment of the principal of, or premium, if any, interest or any other amounts on, any such Security to any Holder who is a fiduciary, partnership, other fiscally transparent entity, or other than the sole beneficial owner of such Security to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary, partner, member of such other fiscally transparent entity or a beneficial owner who would not have been entitled to such Additional Amounts had it been the Holder of the Security.

Whenever in this Indenture there is mentioned, in any context, the payment of the principal of or any premium, interest or any other amounts on, or in respect of, any Security of any series or any Coupon or the net proceeds received on the sale or exchange of any Security of any series, such mention shall be deemed to include mention of the payment of Additional Amounts provided by the terms of such series established hereby or pursuant hereto to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to such terms, and express mention of the payment of Additional Amounts (if applicable) in any provision hereof shall not be construed as excluding the payment of Additional Amounts in those provisions hereof where such express mention is not made.

Except as otherwise provided in or pursuant to this Indenture or the Securities of the applicable series, at least 10 days prior to the first Interest Payment Date with respect to a series of Securities (or if the Securities of such series shall not bear interest prior to Maturity, the first day on which a payment of principal is made), and at least 10 days prior to each date of payment of principal or interest if there has been any change with respect to the matters set forth in the below-mentioned Officer’s Certificate, the Company shall furnish to the Trustee and the principal Paying Agent or Paying Agents, if other than the Trustee, an Officer’s Certificate instructing the Trustee and such Paying Agent or Paying Agents whether such payment of principal of and premium, if any, interest or any other amounts on the Securities of such series shall be made to Holders of Securities of such series or the Coupons appertaining thereto without withholding for or on account of any tax, fee, duty, assessment or other governmental charge described in this Section 10.4. If any such withholding shall be required, then such Officer’s Certificate shall specify by taxing jurisdiction the amount, if any, required to be withheld on such payments to such Holders of Securities or Coupons, and the Company agrees to pay to the Trustee or such Paying Agent the Additional Amounts required by this Section 10.4. The Company covenants to indemnify the Trustee and any Paying Agent for, and to hold them harmless against, any loss, liability or expense incurred without negligence or bad faith on their part arising out of or in connection with actions taken or omitted by any of them in reliance on any Officer’s Certificate furnished pursuant to this Section 10.4.”

ARTICLE III

SUBORDINATION

Section 3.1. AGREEMENT TO SUBORDINATE. With respect to the Debentures, Article 16 of the Base Indenture will be replaced in its entirety with this Article III.

The Company covenants and agrees, and each Holder of Debentures issued under the Indenture likewise covenants and agrees, that the Debentures shall be issued subject to the provisions of this Article III; and each Holder of a Debenture, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.

The payment by the Company of the principal of, premium, if any, and interest and Additional Amounts on the Debentures shall, to the extent and in the manner set forth in this Article III, be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date of this First Supplemental Indenture or thereafter incurred.

No provision of this Article III shall prevent the occurrence of any Event of Default with respect to the Debentures or any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default with respect to the Debentures.

Section 3.2. DEFAULT ON SENIOR INDEBTEDNESS. Unless Section 3.3 shall be applicable, in the event and during the continuation of any default by the Company in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness, or in the event that the maturity of any Senior Indebtedness has been or would be permitted upon notice or the passage of time to be accelerated because of a default, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, then no payment or distribution of any kind or character, whether in cash, properties or securities shall be made by the Company with respect to the principal (including redemption payments) of or premium, if any, or interest or Additional Amounts on the Debentures or on account of the purchase or other acquisition of Debentures by the Company or any Subsidiary, in each case unless and until all amounts due or to become due on such Senior Indebtedness are paid in full in cash or other consideration satisfactory to the holders of such Senior Indebtedness.

In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee or a holder of any Debenture when such payment is prohibited by the preceding paragraph of this Section 3.2, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that the holders of the Senior Indebtedness (or their representative or representatives or a trustee) notify the Trustee in writing, within 90 days of such payment.

Section 3.3. PRIOR PAYMENT TO SENIOR INDEBTEDNESS UPON ACCELERATION OF DEBENTURES. In the event that any Debentures are declared due and payable before their Stated Maturity, then no payment or distribution of any kind or character, whether in cash, properties or securities shall be made by the Company on account of the principal (including redemption payments) of, or premium, if any, or interest or Additional Amounts on the Debentures or on account of the purchase or other acquisition of Debentures by the Company or any Subsidiary, until all amounts due on or in respect of Senior Indebtedness outstanding at the time of such acceleration shall have been paid in full to the holders of such Senior Indebtedness in cash or other consideration satisfactory to the holders of such Senior Indebtedness, or provision shall have been made for such payment.

In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee or the Holder of any Debenture prohibited by the foregoing provisions of this Section 3.3, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that the holders of the Senior Indebtedness (or their representative or representatives or a trustee) notify the Trustee in writing, within 90 days of such payment.

The provisions of this Section 3.3 shall not apply to any payment with respect to which Section 3.4 would be applicable.

Section 3.4. LIQUIDATION; DISSOLUTION; BANKRUPTCY. In the case of the pendency of any receivership, insolvency, dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or any other marshaling of assets or liabilities of the Company or other similar judicial proceeding relative to the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings (each such event, if any herein sometimes referred to as a “Proceeding”), then the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on such Senior Indebtedness, or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Indebtedness, before the Holders of the Debentures are entitled to receive or retain any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution which may be payable or deliverable by reason of the payment of any other debt of the Company subordinated to the payment of the Debentures, such payment or distribution being hereinafter referred to as a “Junior Subordinated Payment”), on account of principal of (or premium, if any) or interest or Additional Amounts on the Debentures or on account of the purchase or other acquisition of Debentures by the Company or any Subsidiary, and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any Junior Subordinated Payment, which may be payable or deliverable in respect of the Debentures in any such Proceeding.

In the event that, notwithstanding the foregoing provisions of this Section 3.4, the Trustee or the Holders of any Debenture shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including any Junior Subordinated Payment, before all amounts due or to become due on all Senior Indebtedness are paid in full or payment thereof is provided for in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Indebtedness, and if such fact shall, at or prior to the time of such payment or distribution, have been made actually known to a Responsible Officer of the Trustee or, as the case may be, such Holder, then in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all amounts due or to become due on all Senior Indebtedness remaining unpaid, to the extent necessary to pay all amounts due or to become due on all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

For purposes of this Article III, the words “cash, property or securities” shall not be deemed (so long as the effect of any exclusion employing this definition is not to cause the Debentures to be treated in any Proceeding as a part of the same class of claims as the Senior Indebtedness or any class of claims pari passu with, or senior to the Senior Indebtedness) to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article III with respect to the Debentures to the payment of Senior Indebtedness that may at the time be outstanding, provided that (i) such Senior Indebtedness is assumed by the new corporation, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the sale, conveyance, transfer or lease of its property as an entirety, or substantially as an entirety, to another Person upon the terms and conditions provided for in Article 8 of the Base Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 3.4 if such other Person shall, as a part of such consolidation, merger, sale, conveyance, transfer or lease, comply with the conditions stated in Article 8 of the Base Indenture.

Section 3.5. SUBROGATION. Subject to the payment in full of all amounts due or to become due on all Senior Indebtedness to the extent provided herein or the provision for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Indebtedness, the rights of the Holders of the Debentures shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions made to the holders of such Senior Indebtedness pursuant to the provisions of this Article III (equally and ratably with the holders of all Indebtedness of the Company which by its express terms is subordinated to Senior Indebtedness of the Company to substantially the same extent as the Debentures are subordinated to the Senior Indebtedness and is entitled to like rights of subrogation by reason of payments or distributions made to holders of such Senior Indebtedness) and to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property or securities of the Company, as the case may be, applicable to such Senior Indebtedness until the principal of (and premium, if any) and interest and Additional Amounts on the Debentures shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of such Senior Indebtedness of any cash, property or securities to which the Holders of the Debentures or the Trustee would be entitled except for the provisions of this Article III, and no payment over pursuant to the provisions of this Article III to or for the benefit of the holders of such Senior Indebtedness by Holders of the Debentures or the Trustee, shall, as between the Company, its creditors other than holders of Senior Indebtedness of the Company, and the Holders of the Debentures, be deemed to be a payment by the Company to or on account of such Senior Indebtedness. It is understood that the provisions of this Article III are and are intended solely for the purposes of defining the relative rights of the Holders of the Debentures, on the one hand, and the holders of such Senior Indebtedness on the other hand.

Nothing contained in this Article III or elsewhere in this Indenture or in the Debentures is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness of the Company, and the Holders of the Debentures, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Debentures the principal of (and premium, if any) and interest and Additional Amounts on the Debentures as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the Debentures and creditors of the Company, as the case may be, other than the holders of Senior Indebtedness of the Company, as the case may be, nor shall anything herein or therein prevent the Trustee or the holder of any Debenture from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article III of the holders of such Senior Indebtedness in respect of cash, property or securities of the Company, as the case may be, received upon the exercise of any such remedy.

Section 3.6. TRUSTEE TO EFFECTUATE SUBORDINATION. Each Holder of the Debentures by such Holder’s acceptance thereof authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article III and appoints the Trustee such Holder’s attorney-in-fact for any and all such purposes.

Section 3.7. NOTICE BY THE COMPANY. The Company shall give prompt written notice to a Responsible Officer of the Trustee of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee in respect of the Debentures pursuant to the provisions of this Article III. Notwithstanding the provisions of this Article III or any other provision of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Debentures pursuant to the provisions of this Article III, unless and until a Responsible Officer of the Trustee shall have received written notice thereof from the Company or a holder or holders of Senior Indebtedness or from any trustee therefor; and before the receipt of any such written notice, the Trustee, subject to the provisions of Article III of this Indenture, shall be entitled in all respects to assume that no such facts exist; provided that if the Trustee shall not have received the notice provided for in this Section 3.7 at least two Business Days prior to the date (i) upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest or Additional Amounts on any Debenture), or (ii) moneys and/or U.S. Government Obligations are deposited in trust pursuant to Article 10 of the Base Indenture then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and Government Obligations of the United States of America and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date.

The Trustee, subject to the provisions of Article 6 of the Base Indenture, shall be entitled to conclusively rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness of the Company (or a trustee or representative on behalf of such holder) to establish that such notice has been given by a holder of such Senior Indebtedness or a trustee or representative on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of such Senior Indebtedness to participate in any payment or distribution pursuant to this Article III, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article III, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Upon any payment or distribution of assets of the Company referred to in this Article III, the Trustee and the Holders of the Debentures shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, custodian, receiver, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to the Trustee or to the Holders of the Debentures, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article III.

Section 3.8. RIGHTS OF THE TRUSTEE; HOLDERS OF SENIOR INDEBTEDNESS. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article III in respect of any Senior Indebtedness at any time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.

With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article III, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and, subject to the provisions of Article 6 of the Base Indenture, the Trustee shall not be liable to any holder of Senior Indebtedness if it shall mistakenly or otherwise pay over or deliver to Holders of the Debentures, the Company or any other Person money or assets to which any holder of Senior Indebtedness shall be entitled by virtue of this Article III or otherwise.

Nothing in this Article III shall apply to claims of, or payments to, the Trustee under or pursuant to Section 6.7 of the Base Indenture.

Section 3.9. SUBORDINATION MAY NOT BE IMPAIRED. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof that any such holder may have or otherwise be charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Debentures, without incurring responsibility to the Holders of the Debentures and without impairing or releasing the subordination provided in this Article III or the obligations hereunder of the Holders of the Debentures to the holders of Senior Indebtedness, do any one or more of the following:

(a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding;

(b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness;

(c) release any Person liable in any manner for the collection of such Senior Indebtedness; and

(d) exercise or refrain from exercising any rights against the Company and any other Person.

Section 3.10. ARTICLE APPLICABLE TO PAYING AGENTS. In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and then be acting hereunder, the term “Trustee” as used in this Article III shall in such case (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meanings as fully and for all intents and purposes as if such Paying Agent were named in this article in addition to or in place of the Trustee.

Section 3.11. RANKING RELATIVE TO 2053 DEBENTURES. The Debentures rank equally with and not prior to the Company’s 5.625% Subordinated Debentures due 2053.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1. TRUSTEE NOT RESPONSIBLE FOR RECITALS. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 4.2. PAYMENT OF EXPENSES UPON RESIGNATION OR REMOVAL. Upon termination of this First Supplemental Indenture or the Base Indenture or the removal or resignation of the Trustee, unless otherwise stated, the Company shall pay to the Trustee all amounts then due upon such termination, removal or resignation.

Section 4.3. ADOPTION, RATIFICATION AND CONFIRMATION. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 4.4. COUNTERPARTS. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 4.5. GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE AND EACH DEBENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed on the day and year first above written.

W. R. BERKLEY CORPORATION

By:	/s/ Eugene G. Ballard
Name: Eugene G. Ballard
Title: Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid Title: Vice President

EXHIBIT A

(FORM OF FACE OF DEBENTURE)

THIS DEBENTURE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No. [•]	$[•]
Dated: [•]	CUSIP number: 084423 508

W. R. BERKLEY CORPORATION

5.900% Subordinated Debentures due 2056

W. R. Berkley Corporation, a Delaware corporation (hereinafter called the “Company,” which term includes any successor Person under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [•] United States Dollars, subject to increase or decrease as set forth in the attached Schedule, on March 1, 2056 and to pay interest thereon from March 1, 2016 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on March 1, June 1, September 1 and December 1 in each year (each an “Interest

Payment Date”), beginning June 1, 2016 at the rate of 5.900% per annum, until the principal hereof is paid or duly made available for payment. The interest so payable and punctually paid or duly provided for on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Debenture (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 15, May 15, August 15 and November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. However, interest paid on the Maturity or a Redemption Date shall be paid to the Person to whom the principal will be payable. Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and may be paid to the Person in whose name this Debenture (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Debentures not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and the interest and Additional Amounts on this Debenture shall be made at the designated office of the Trustee, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that for so long as the Debentures are represented in global form by one or more Global Securities, all payments of principal (and premium, if any) and interest and Additional Amounts shall be made by wire transfer of immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debentures. In the event that definitive Debentures shall have been issued, all payments of principal (and premium, if any) and interest and Additional Amounts shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided, that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Debenture.

This Debenture is one of the duly authorized series of Securities of the Company, designated as the Company’s “5.900% Subordinated Debentures due 2056”, initially limited to an aggregate principal amount of $[•], all issued or to be issued under and pursuant to an Indenture (the “Base Indenture”), dated as of March 1, 2016, between the Company and The Bank of New York Mellon, as Trustee (hereinafter referred to as the “Trustee”), as supplemented by the First Supplemental Indenture thereto, dated as of March 1, 2016 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). Reference is hereby made to the Indenture for a description of the respective rights, limitation of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debentures.

The Debentures will be unsecured obligations of the Company and will be subordinated to all Senior Indebtedness of the Company in the manner set forth in the Indenture.

Subject to, and in accordance with, the First Supplemental Indenture, the Company shall have the right, at any time and from time to time, to defer the payment of interest on the Debentures.

The Company may redeem the Debentures in the manner and under the circumstances set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Debenture shall be conclusive and binding upon such Holder and upon all future Holders of this Debenture and of any Debenture issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debenture.

No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the right of the Holder of this Debenture, which is absolute and unconditional, to receive payment of the principal of and, subject to certain qualifications in the Indenture, interest and Additional Amounts on this Debenture at the times herein and in the Indenture prescribed and to institute suit for the enforcement of any such payment unless the Holder of this Debenture shall have consented to the impairment of such right.

As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Debenture may be registered in the Security Register, upon surrender of this Debenture for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest and Additional Amounts on this Debenture are payable, duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Debentures of this series and of any authorized denominations and of a like aggregate principal amount and tenor, shall be issued to the designated transferee or transferees.

The Debentures are issuable only in registered form without coupons in denominations of $25 and multiples of $25 in excess thereof.

No service charge shall be made for any such registration of transfer or for exchange of this Debenture, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of a Debenture, other than in certain cases provided in the Indenture.

Prior to due presentment of this Debenture for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Debenture is registered as the owner hereof for all purposes, whether or not this Debenture be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Debentures (subject to certain exceptions) or (ii) the Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations sufficient to pay and discharge the entire indebtedness on all Debentures of this series, and satisfies certain other conditions, all as more fully provided in the Indenture.

This Debenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules of such state.

All terms used in this Debenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture by the manual signature of one of its authorized signatories, this Debenture shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

W. R. BERKLEY CORPORATION

By:
Name: Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: [•]

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name: Title:

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name and address including postal zip code of Assignee)

the Debentures of W. R. BERKLEY CORPORATION referenced in this certificate and does hereby irrevocably constitute and appoint                                         attorney to transfer the said Debenture on the books of the Company, with full power of substitution in the premises.

Dated:
(Signature)

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.

W. R. Berkley Corporation

5.900% Subordinated Debentures due 2056

No: [•]

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL DEBENTURE

The following increases or decreases in this Global Debenture have been made:

Date	Amount of decrease in Principal Amount of this Global Debenture	Amount of increase in Principal Amount of this Global Debenture	Principal Amount of this Global Debenture following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

A-7